Exhibit 99.1

AMERICHIP INTERNATIONAL INC. RANKED
BY CRAIN’S DETROIT BUSINESS

Plymouth, MI. July 29, 2005. AmeriChip International Inc. (OTC:BB-ACHI) has been ranked by Crain’s Detroit Business as 78th in a list of all publicly held companies operating in the State of Michigan based on their respective 2004 revenues. To read the complete article please visit www.crainsdetroit.com. The article is entitled “Numbers Game”.

General Motors, Ford Motor Co., Delphi Corp and Visteon Corp. were ranked as the top five on the Crains list. AmeriChip, through its agreement with KSI Machine and Engineering, can now quote on jobs for these companies that will benefit from the application of its Laser Assisted Chip Control process (LACC). It is the Company’s goal to be in the top 70 for the 2005 list.

Headquartered in Plymouth, MI, AmeriChip International Inc., a process technology company holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. This technology provides substantial savings in machining costs of certain automobile parts providing much more competitive pricing and more aggressive sales approaches within the industry.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that all cost conscious industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

For more information, visit our website at www.americhipintl.com or, contact R. Windsor at 905-898-2646 or, send an e-mail to r.windsor@americhipintl.com.

This release may include projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.